                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*



                             CHESAPEAKE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    165159104
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 March 28, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [x]   Rule 13d-1(d)



----------------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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-------------------------                               -----------------------
   CUSIP NO. 165159104                                    PAGE 2 OF 7 PAGES
-------------------------                               -----------------------

-----------------------------------------------------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         INTERNATIONAL PAPER COMPANY
         13-0872805

-----------------------------------------------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a) [  ]
                                                                                                        (b) [  ]

-----------------------------------------------------------------------------------------------------------------------
  3.     SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK

-----------------------------------------------------------------------------------------------------------------------
        NUMBER OF           5.    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY        ---------------------------------------------------------------------------------------------
        OWNED BY            6.    SHARED VOTING POWER
          EACH                    809,000
        REPORTING
         PERSON           ---------------------------------------------------------------------------------------------
          WITH              7.    SOLE DISPOSITIVE POWER
                                  -0-

                          ---------------------------------------------------------------------------------------------
                            8.    SHARED DISPOSITIVE POWER
                                  809,000

-----------------------------------------------------------------------------------------------------------------------

  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         809,000

-----------------------------------------------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                                                     [  ]

-----------------------------------------------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.4%

-----------------------------------------------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON
         HC

-----------------------------------------------------------------------------------------------------------------------







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-------------------------                               -----------------------
   CUSIP NO. 165159104                                    PAGE 3 OF 7 PAGES
-------------------------                               -----------------------

-----------------------------------------------------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         SHOREWOOD PACKAGING CORPORATION, A WHOLLY OWNED SUBSIDIARY
         OF INTERNATIONAL PAPER COMPANY
         11-2742734

-----------------------------------------------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                               (a) [  ]
                                                                                                        (b) [  ]

-----------------------------------------------------------------------------------------------------------------------
  3.     SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

-----------------------------------------------------------------------------------------------------------------------
        NUMBER OF           5.    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY        ---------------------------------------------------------------------------------------------
        OWNED BY            6.    SHARED VOTING POWER
          EACH                    809,000
        REPORTING
         PERSON           ---------------------------------------------------------------------------------------------
          WITH              7.    SOLE DISPOSITIVE POWER
                                  -0-

                          ---------------------------------------------------------------------------------------------
                            8.    SHARED DISPOSITIVE POWER
                                  809,000

-----------------------------------------------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         809,000

-----------------------------------------------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                                                     [  ]


-----------------------------------------------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.4%

-----------------------------------------------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON
         CO

-----------------------------------------------------------------------------------------------------------------------






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-------------------------                               -----------------------
   CUSIP NO. 165159104                                    PAGE 4 OF 7 PAGES
-------------------------                               -----------------------


ITEM 1(a).        NAME OF ISSUER:

                  CHESAPEAKE CORPORATION
                  --------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1021 EAST CARY STREET, RICHMOND, VA 23218
                  --------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                  INTERNATIONAL PAPER COMPANY
                  SHOREWOOD PACKAGING CORPORATION
                  --------------------------------------------------------------

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  2 MANHATTANVILLE ROAD, PURCHASE, NY 10577
                  277 PARK AVENUE, 30TH FLOOR, NEW YORK 10172
                  --------------------------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                  INTERNATIONAL PAPER COMPANY IS A NEW YORK CORPORATION SHOREWOOD PACKAGING CORPORATION IS A DELAWARE CORPORATION
                  --------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK
                  --------------------------------------------------------------

ITEM 2(e).        CUSIP NUMBER:

                  165159104
                  --------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)          [ ]  Broker or dealer registered under Section 15 of the Act;

     (b)          [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

     (e)          [ ]  An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);







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-------------------------                               -----------------------
   CUSIP NO. 165159104                                    PAGE 5 OF 7 PAGES
-------------------------                               -----------------------


     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)          [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

     (a)          Amount beneficially owned:

                  SEE ITEM 9, PAGES 2 AND 3
                  -------------------------------------------------------------------------

     (b)          Percent of class:

                  SEE ITEM 11, PAGES 2 AND 3
                  -------------------------------------------------------------------------

     (c)          Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote  -0-
                                                                ---------------------------

                  (ii) Shared power to vote or to direct the vote SEE ITEM 6, PAGES 2 AND 3
                                                                  -------------------------

                  (iii) Sole power to dispose or direct the disposition of  -0-
                                                                            ---------------

                  (iv) Shared power to dispose or to direct the disposition of SEE ITEM 8, PAGES
                  2 AND 3                                                      -----------------
                  ------------------------------------------------------------------------------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].





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-------------------------                               -----------------------
   CUSIP NO. 165159104                                    PAGE 6 OF 7 PAGES
-------------------------                               -----------------------


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATIONS.

                  Not Applicable.

-------------------------                               -----------------------
   CUSIP NO. 165159104                                    PAGE 7 OF 7 PAGES
-------------------------                               -----------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       January 24, 2001

                                       INTERNATIONAL PAPER COMPANY



                                       /s/ Barbara L. Smithers
                                       _________________________________________
                                       Barbara L. Smithers
                                       Vice President and Secretary



                                       January 24, 2001

                                       SHOREWOOD PACKAGING CORPORATION



                                       /s/ Barbara  L. Smithers
                                       _________________________________________
                                       Barbara L. Smithers
                                       Vice President and Assistant Secretary